EXHIBIT 12
                        JONES APPAREL GROUP, INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In millions)

                                          Year Ended December 31,
                                   ------------------------------------
                                       2006          2005          2004
                                   --------      --------      --------

(Loss) income before income taxes.  $(199.5)       $425.3        $482.9
                                   --------      --------      --------
Fixed charges
  Interest expense and
    amortization of
    financing costs...............     58.2          76.2          51.2
  Portion of rent expense
    representing interest.........     53.1          50.1          40.8
                                   --------      --------      --------
Total fixed charges...............    111.3         126.3          92.0
                                   --------      --------      --------
(Loss) income before income taxes
  and fixed charges...............  $ (88.2)       $551.6        $574.9
                                   ========      ========      ========
Ratio of earnings to
  fixed charges...................      N/A           4.4           6.2
                                   ========      ========      ========